                                   AGREEMENT
                                   ---------


     THIS AGREEMENT (the "Agreement") is made as of April 17, 1998 by and between:


1. OXFORD ADVISORS LTD, an exempted company incorporated under the laws of the Cayman Islands ("Oxford"); and

2.   OVERSEAS PARTNERS LTD., a company organized under the laws of Bermuda
     ("OPL").


                              W I T N E S S E T H


     WHEREAS, Oxford wishes to form an exempted Cayman Islands company (the "Fund") known as the "Oxford Strategic Income Fund," which shall be an investment fund structured as a multi-manager fund with several portfolio managers (the "Portfolio Managers");

     WHEREAS, Oxford will be engaged as the Investment Manager of the Fund to assist the Board of Directors of the Fund in the management of the Fund and the selection of Portfolio Managers and will be compensated pursuant to the terms of an Investment Management Agreement by and between Oxford and the Fund;

     WHEREAS, Oxford will use its best efforts to attract additional investments in the Fund according to a schedule agreed to between Oxford and OPL;

     WHEREAS, the parties have agreed that OPL shall make an initial investment in the Fund of US$400 million; and

     WHEREAS, the parties have agreed that Oxford shall compensate OPL for its investment in the Fund, according to the terms set forth herein, which compensation shall be adjusted based upon the results of efforts to attract new investments in the Fund.

     NOW, THEREFORE, in consideration of premises and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Formation and Structure of Cayman Islands Fund
    ----------------------------------------------

     (a) The parties agree that Oxford shall establish the Fund, to be formed as an exempted company under the laws of the Cayman Islands, and Oxford shall use its best efforts to name the Fund the "Oxford Strategic Income Fund" or such other similar name as shall be available.

     (b)  The Fund will enter into Portfolio Management Agreements with each of
          (i) Colonial Advisory Services, Inc., (ii) Eaton Vance Management,
          (iii) Galliard

          Capital Management and (iv) Lord, Abbett & Co. or such other portfolio managers selected by the Board of Directors (each a "Portfolio Manager"), whereby each Portfolio Manager will be paid a portfolio management fee (the "Portfolio Management Fee"), based upon the amount of assets of the Fund under the management of such Portfolio Manager, ranging from 0.15% to 0.50%, not to exceed 0.33% on average. Such Portfolio Management Fee will be paid by the Fund out of the assets of the Fund.

     (c) Morgan Stanley Dean Witter Discover will serve as Investment Consultant to the Fund pursuant to an Investment Consulting Services Agreement to be entered into by the Fund and the Investment Consultant, whereby the Investment Consultant will be paid an annual investment consulting fee (the "Investment Consulting Fee") of 0.10%, payable monthly in arrears, calculated on the net assets of the Fund. Such Investment Consulting Fee will be paid by the Fund out of the assets of the Fund.

     (d) State Street Bank & Trust Co., located in Toronto, Canada (the "Custodian"), will serve as the Custodian and Banker to the Fund. The Custodian will be responsible for the custody of the Fund's assets, including all cash, pursuant to a Custody Agreement to be entered into by and between the Fund and the Custodian, on terms reasonably satisfactory to the Custodian and the Fund, whereby the Custodian will be paid usual and customary custody fees (the "Custody Fees") for the custody of the Fund's assets. The Custody Fees will be paid to the Custodian by the Fund out of the Fund's assets.

     (e) Bridgewater Administration Limited, located in Guernsey, Channel Islands (the "{Administrator"), will serve as the Fund's Administrator pursuant to an Administration Agreement by and between the Fund and the Administrator, whereby the Administrator will be paid an annual administration fee (the "Administration Fee"), payable monthly in arrears, calculated on the net assets of the Fund. Such Administration Fee will be paid by the fund out of the assets of the Fund. The Administrator will be responsible for the day to day administration of the Fund, including receipt of all subscription and redemption requests from shareholders of the Fund, and will coordinate such requests with the Fund's Custodian.

     (f) Coopers & Lybrand will be appointed by the Board to serve as the Fund's independent auditors, and will be responsible for the preparation of the Fund's annual financial statements which will be distributed to shareholders.

     (g) Oxford shall be appointed as Investment Manager of the Fund pursuant to an Investment Management Agreement by and between the Fund and Oxford (the "Investment Management Agreement"), whereby Oxford shall receive from the Fund as compensation for its services, an annual investment management fee calculated in accordance with Exhibit "A" attached (the "Oxford Management Fee"). Such Oxford Management Fee shall also be described in the Fund's Offering Circular, as may be amended from time to time with the agreement of the parties hereto. The Fund shall not pay management fees in excess of 1.0%, in the aggregate, to Oxford and the Fund's portfolio managers with respect to those assets of the Fund representing OPL's initial $400 million investment in the Fund.

     (h) The organizational expenses of the Fund, including legal expenses, shall be the obligations of the Fund and will be amortized over a five-year period, beginning with the commencement date of operations of the Fund.

     (i) The Fund will be structured as an open-end fund, with Dealing Dates occurring on a monthly basis.

     (j) The Fund will maintain investments which, on a weighted average basis, will have an average rating of "investment grade" or higher.

2.   Preparation of Documents for the Fund
     -------------------------------------

     Oxford shall prepare the organizational documents for the Fund, including the Memorandum of Association and Articles of Association of the Fund, Offering Circular, resolutions, and any contracts with third-party service providers, including any Portfolio Management Agreements, Distribution Agreements, Custody Agreements, Investment Consulting Agreements, marketing materials, and any other appropriate documentation. The commitment of OPL to invest US$400 million in the Fund shall be subject to the satisfactory completion, in OPL's opinion, of all legal documentation regarding this Agreement and all other organizational documents for the Fund. Oxford and OPL agree and acknowledge that each of the parties hereto has a duty to act in good faith in connection with this Agreement and the preparation, inspection and approval of all legal and organizational documentation described herein.

3.   OPL Investment in the Fund
     --------------------------

     (a) OPL hereby agrees to invest US$400 million of seed capital in the Fund prior to the commencement of the Fund's operations, but in no event later than thirty (30) business days after the Fund is established as an exempted company in the Cayman Islands. The shares in the Fund received by OPL as a result of its investment shall be voting shares with voting rights at least equal to any other Fund shares.

     (b) In consideration of OPL's initial investment of US$400 million in the Fund, and subject to the further conditions and adjustments contained in Sections 2 and 4 herein, Oxford will pay to OPL each year in perpetuity an annual commitment fee (the "Commitment Fee") equal to 80% of the Oxford Management Fee received for that year. The Commitment Fee shall be paid monthly in arrears, and shall consist of 80% of the Oxford Management Fee actually received by Oxford for the preceding month. Such Commitment Fee may be adjusted as described in
          Section 4 herein.

     (c) Any payments of the Commitment Fee to be made by Oxford to OPL pursuant to this Agreement shall be made as soon as practicable after receipt by Oxford of the

          Oxford Management Fee, but in no event later than five (5) business days after receipt of the Oxford Management Fee.

     (d) The Fund shall bear the reasonable legal and other expenses in connection with the preparation and negotiation of this Agreement.

          Reasonable legal fees and disbursements of the Fund's counsel selected by Oxford and approved by OPL relating to the formation of the Fund, including the preparation of customary and usual documentation in respect of the transactions contemplated in this Agreement shall be subject to prior authorization and approval by Oxford and OPL.

          An estimate of the non-legal costs and expenses expected to be incurred by Oxford on behalf of the Fund shall be submitted by Oxford to OPL for approval on a monthly basis, beginning May 1, 1998.

          If OPL, in its discretion, does not invest at least US$400 million in the Fund as contemplated by this Agreement, OPL hereby agrees to pay the legal fees and disbursements and non-legal costs and expenses it has previously authorized or approved, not to exceed US $175,000.

4.   Adjustments to Commitment Fee paid to OPL.  The Commitment Fee provided for
     -----------------------------------------
     in Section 3(b) shall be adjusted as follows:

          (a) If the net amount of new subscriptions to the Fund (other than the OPL subscriptions) exceeds US$300 million, but is less than US $400 million (the "Target Amount"), the Commitment Fee paid to OPL shall be reduced to 75% of the Oxford Management Fee. The net amount of new subscriptions shall be calculated without regard to declines in the market value of the Fund's investments or subsequent redemptions of all or part of such subscriptions. However, if the net amount of new subscriptions falls below US $300 million at any time before the Target Amount is achieved as a result of redemptions of all or part of such subscriptions, then the Commitment Fee shall be increased immediately to 80% of the Oxford Management Fee.

          (b) If the net amount of new subscriptions (other than OPL subscriptions) at any time exceeds the Target Amount, then the Commitment Fee, on an annual basis, shall be reduced to 60% of the Oxford Management Fee. The reduction of the Commitment Fee to 60% of the Oxford Management Fee shall become permanent once the net amount of such new subscriptions (other than OPL subscriptions) exceeds the Target Amount for a period of ninety
               (90) days.

          (c)  The Commitment Fee shall be paid monthly in arrears.

5.   Maintenance of OPL Investment
     -----------------------------

     Notwithstanding any provision contained in this Agreement, OPL shall have the right to redeem or withdraw all or any part of its initial investment of US$400 million in the Fund, together with earnings thereon, at any time with five (5) days prior written notice to the Fund. Any redemption proceeds payable to OPL shall be transmitted by wire transfer in federal funds to such account and pursuant to such wire instructions as may be delivered in writing to Oxford by OPL from time to time.

6.   Use of Name
     -----------

     The parties agree that neither Oxford, the Fund nor any of the Fund's service providers will use the names "Overseas Partners Ltd.", "Overseas", "OPL" or any derivation thereof in the Fund's offering documents or connection with the marketing of shares of the Fund.

7.   Indemnification
     ---------------

     Oxford agrees to indemnify and hold harmless, OPL, its Board, officers, employees, shareholders and agents and each of them against any liability, actions, proceedings, claims, demands, costs, expenses, settlements, losses or damages whatsoever ("Losses") which they or any of them may incur or be subject to as a consequence of this Agreement or as a result of the performance of the functions and services provided for hereunder, except to the extent that such Losses arise by reason of OPL's material breach of its obligations under this Agreement.

8.   OPL Right of First Offer.  Patrick Harrigan and Oxford, its affiliates,
     ------------------------
     successors and assigns (the "Oxford Group"), hereby grant to OPL a right of first offer with respect to future investment products. Pursuant to this right, the Oxford Group shall offer such products to OPL before offering such products to others.

9.   Representations and Warranties of Oxford.  Oxford represents and warrants
     ----------------------------------------
     to OPL that:

     (a) it is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands, and is not in bankruptcy, liquidation, or moratorium; and that no lawsuit is pending or, to its knowledge, threatened against it, the outcome of which would prevent or impair the performance of its obligations under this Agreement;

     (b) it has the requisite corporate power and authority to execute and deliver, and perform its obligations under this Agreement;

     (c) all requisite corporate action has been taken by it to authorize the execution, delivery and performance of this Agreement;

     (d) this Agreement has been duly executed and delivered for and on behalf of it and constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws of general applicability relating to or affecting creditor's rights;

     (e) the person executing this Agreement for and on behalf of it has full power and authority to do so;

     (f) the execution and delivery of this Agreement and the performance of the obligations under this Agreement by it do not violate any contract or other agreement to which it is a party or by which it is bound;

     (g) it has all governmental, regulatory and self-regulatory licenses, registrations or approvals, if any, required by applicable law to perform its obligations under this Agreement;

     (h) this Agreement represents an arms-length agreement between the parties to this Agreement;

     (i) all activities of Oxford contemplated by the execution and delivery of this Agreement will at all times comply with the requirements imposed by any provisions of applicable law;

     (j) the representations and warranties of it set out in this Agreement will be continuing during the term of this Agreement, and if at any time during the term of this Agreement any event has occurred that would make any of those representations and warranties untrue or inaccurate in any material respect, it will promptly notify OPL of the event and the parties related to the event.

10.  Representations and Warranties of OPL.  OPL represents and warrants to
     --------------------------------------
     Oxford that:

     (a) it is a company duly organized, validly existing and in good standing under the laws of Bermuda, and is not in bankruptcy, liquidation, or moratorium; and that, except as disclosed in OPL's financial statements, no lawsuit is pending or, to its knowledge, threatened against it, the outcome of which would prevent or impair the performance of its obligations under this Agreement;

     (b) it has the requisite corporate power and authority to execute and deliver, and perform its obligations under this Agreement;

     (c) all requisite corporate action has been taken by it to authorize the execution, delivery and performance of this Agreement;

     (d) this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms;

     (e) the person executing this Agreement for and on behalf of it has full power and authority to do so;

     (f) the execution and delivery of this Agreement and the performance of the obligations under this Agreement by it do not violate any contract or other agreement to which it is a party or by which it is bound;

     (g) it has all governmental, regulatory and self-regulatory licenses, registrations or approvals, if any, required by applicable law to perform its obligations under this Agreement;

     (h) this Agreement represents an arms-length agreement between the parties to this Agreement;

     (i) all activities of OPL contemplated by the execution and delivery of this Agreement will at all times comply with the requirements imposed by any provisions of applicable law; and

     (j) the representations and warranties of it set out in this Agreement will be continuing during the term of this Agreement, and if at any time during the term of this Agreement any event has occurred that would make any of those representations and warranties untrue or inaccurate in any material respect, it will promptly notify the Oxford of the event and the parties related to the event.

11.  Term and Termination
     --------------------

     This Agreement shall come into force as of the date hereof and continue in effect until the Fund has been liquidated, except that the provisions contained in Sections 2, 3, 4 and 7 shall survive the termination of this Agreement.

12.  Notices
     -------

     All notices given hereunder to any party shall be deemed sufficient if contained in a written instrument delivered by facsimile with a hard copy delivered via courier the following business day. All such notices herein described shall be addressed to the other party as follows:

          (a)  If to Oxford, to:

               Mr. Patrick D. Harrigan
               Managing Director
               Oxford Advisors Ltd
               P.O. Box 1043
               Caledonian House, Mary Street
               George Town, Grand Cayman
               Cayman Islands

          (b)  If to OPL, to:

               Overseas Partners Ltd.
               Mintflower Place
               P.O. Box HM1581
               8 Par-La-Ville Road
               Hamilton HM08 Bermuda
               Attn:  Secretary

     All notices delivered pursuant to this Section shall be deemed to have been received on the date of such delivery via facsimile provided however that if such date does not fall on a business day, such notice shall be deemed to have been received on the first business day following such delivery via facsimile. For purposes of this Agreement, "business day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Cayman Islands are authorized or obligated by law to close.

13.  Severability
     ------------

     The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

14.  No Partnership
     --------------

     Nothing herein shall be construed as causing or effecting a partnership between or among all or any of the parties hereto in the Cayman Islands or in any other jurisdiction.

15.  Governing Law/Choice of Forum
     -----------------------------

     This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands. Oxford and OPL hereby submit to the non-exclusive jurisdiction of the courts of the Cayman Islands regarding any suit, action or proceeding out of or relating to this Agreement.

16.  Miscellaneous
     -------------

     (a) Neither Party may assign, transfer or in any manner hypothecate this Agreement or any right or interest herein without the consent of the other party, which consent shall not be unreasonably refused, and any such attempt to transfer, assign or hypothecate without the consent of the other party shall be null and void and without force and effect.

     (b) This Agreement shall inure to the benefit of and shall bind the parties hereto and their respective successors and assigns.

     (c) This Agreement may be amended or modified only by a writing signed by each of the parties hereto.

     (d) This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which when taken together shall constitute but one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


OVERSEAS PARTNERS LTD.               OXFORD ADVISORS LTD


By:     /s/ Bruce Barone             By:     /s/ Patrick D. Harrigan
        ----------------                     -----------------------
        Name:   Bruce Barone                 Name:   Patrick D. Harrigan
        Title:  President and                Title:  Managing Director
                Chief Executive Officer


PATRICK HARRIGAN
(with respect to Section 8 herein)


__________________________

                                   EXHIBIT A
                                   ---------

The Oxford Management Fee, together with the Portfolio Management Fees, will not exceed 1.0% in the aggregate. There may be instances where certain large investors may negotiate a reduced investment management/portfolio management fee on their portion of assets invested in the Fund. In those instances, Oxford shall consult with OPL and obtain OPL's prior approval of any such reduction in investment management/portfolio management fees for those certain investors. A separate class of shares will be created to facilitate the reduced management/portfolio management fees for those investors. The Commitment Fee payable to OPL will continue to be based upon a percentage of the Oxford Management Fee actually received by Oxford for all classes of shares of the Fund.